LORD ABBETT SECURITIES TRUST

AMENDMENT TO

DECLARATION AND AGREEMENT OF TRUST

The undersigned, being at least a majority of the Trustees of the Lord Abbett Securities Trust, a Delaware Statutory Trust (the “Trust”) organized pursuant to a Declaration and Agreement of Trust dated February 26, 1993 (the “Declaration”), do hereby amend the Declaration, pursuant to Section 8.2 of the Declaration, by changing the name of the existing Lord Abbett All Value Fund of the Trust to the “Lord Abbett Fundamental Equity Fund,” its Class A, B, C, F, I, P, R2 and R3 shares now being Class A, B, C, F, I, P, R2 and R3 shares of the Lord Abbett Fundamental Equity Fund.

This instrument shall constitute an amendment to the Declaration and shall be effective July 1, 2009.

IN WITNESS WHEREOF, the undersigned have executed this instrument this 4th day of June, 2009.

/s/ Robert S. Dow	/s/ Daria L. Foster
Robert S. Dow	Daria L. Foster

/s/ E. Thayer Bigelow	/s/ William H.T. Bush
E. Thayer Bigelow	William H.T. Bush

/s/ Robert B. Calhoun, Jr.	/s/ Julie A. Hill
Robert B. Calhoun, Jr.	Julie A. Hill

/s/ Franklin W. Hobbs	/s/ Thomas J. Neff
Franklin W. Hobbs	Thomas J. Neff

/s/ James L.L. Tullis
James L.L. Tullis